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                                                                  EXHIBIT 2.6.1

                                CONTRACT OF SALE

     THIS CONTRACT OF SALE (this "Contract") is made and executed this 9th day of August, 1999, by and between JOLLY ACRES LIMITED PARTNERSHIP, a Maryland limited partnership ("Seller") and CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership ("Buyer").

                                    RECITALS

     Seller is the owner of various parcels of land to be referenced as "Lot 18RR," "Lot 19RR"and "Lot 20RR" in National Business Park, Annapolis Junction, Anne Arundel County, Maryland, as shown on the proposed subdivision plat (the "Plat") attached hereto and made a part hereof as EXHIBIT A (referred to individually by Lot numbers and collectively as the "Properties"). Seller intends to transfer fee simple title to the each of the Lots to separate single-member Maryland limited liability companies, to be formed by Seller and to be owned by Constellation Real Estate, Inc. ("CREI") or affiliates of CREI (collectively, the "Selling Parties" and each individually, a "Selling Party"). In phased closings, Seller will cause the Selling Parties to sell and Buyer will purchase the membership interests in each of the limited liability companies on the terms and conditions as set forth herein.

     NOW THEREFORE, in consideration of the Recitals and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. SALE OF MEMBERSHIP INTERESTS. Seller hereby agrees to cause the Selling Parties to sell to Buyer the membership interests in each of the limited liability companies to be formed which will hold fee simple title to each of the Lots, upon the terms and subject to the conditions hereinafter set forth.

2. SUBDIVISION OF THE PROPERTIES. Seller, at Buyer's sole expense, has applied for and, together with Buyer shall, diligently prosecute the re-subdivision of the Properties (at no detriment to the remaining property owned by Seller in National Business Park) as shown on the Plat attached hereto and made a part hereof as EXHIBIT A. Seller shall obtain Buyer's approval prior to amending or modifying the Plat, which approval shall not be unreasonably withheld, delayed or conditioned in light of Buyer's development plans.

3. TRANSFER OF FEE SIMPLE TITLE BY SELLERS. Within fifteen (15) days after recordation of the Plat, Seller shall transfer fee simple title to Lot 18RR into a single-member Maryland limited liability company. Seller shall transfer fee simple title to Lots 19RR and 20RR into single-member Maryland limited liability companies within sixty (60) days' prior to the anticipated closing date. The names of the limited liability companies shall be as follows (provided that Buyer shall have the right to change the name(s) of the limited liability companies to hold title to Lots 19RR and 20RR prior to their formation, by written notice to Seller):

     Property            Name of Limited Liability Company
     --------            ---------------------------------
     Lot 18R             NBP 221, LLC
     Lot 19R             NBP 211, LLC
     Lot 20R             NBP 201, LLC

     Buyer, at Buyer's expense, shall prepare the deeds transferring the Lots from Seller to the separate single member Maryland limited liability companies, the form of which shall be approved by Seller. Seller, at Seller's expense, shall form the limited liability companies. Seller and Buyer shall each pay one-half (1/2) of the recordation taxes, transfer taxes and related recording costs and expenses to record the deeds transferring the Lots into the limited liability companies. Seller and Buyer agree to use Anchor Title Insurance Company ("Title Company") for the purposes of recording the deeds.

4.   CLOSINGS.

     A. Closing on the acquisition of the membership interests in NBP 221, LLC, the fee simple owner of Lot 18R, shall occur that date which is thirty (30) days after the recordation of the Plat (the "First Closing"). Notwithstanding anything herein to the contrary, provided that Seller has recorded of the Plat, the First Closing shall occur on or before December 31, 1999. If the date set forth above is not a business day, then the First Closing shall be postponed until the next following business day. Neither Buyer nor Seller shall take any action to unreasonably delay recordation of the plat.

     B. Closing on the acquisition of (i) the membership interests in NBP 211, LLC, and (ii) the membership interests in NBP 201, LLC, shall occur on that dates which are sixty (60) days after application of the building permit for the improvements to be constructed on Lots 19RR and 20RR, respectively (the "Second Closing" and the "Third Closing" respectively). Notwithstanding anything herein to the contrary, the Second Closing shall occur no later than twenty-two (22) months after the First Closing and the Third Closing shall occur no later than forty-two (42) months after the First Closing. Notwithstanding anything herein to the contrary, if Buyer determines that it is unable or will be unable to obtain a building permit for the improvements to be constructed on the second and third Lots as a result of (i) a building moratorium, (ii) inadequate public facilities for sewer, water or transportation, or (iii) a change in the environmental condition of the subject Lot after the date of this Contract (which condition (a) was not present as of the date of this Contract (with the burden of proof on Buyer to establish that such environmental condition occurred after the date of this Contract), (b) was not caused by Buyer or any of Buyer's agents, invitees, or licensees, and
          (c) is not able to be cured by Seller,



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          acting diligently, within sixty (60) days after date schedule for closing as set forth above (the "Permitting Impediment"), Buyer shall notify Seller in writing, of the nature of the Permitting Impediment, together with a letter from the applicable governmental authority which confirms such Permitting Impediment ("Buyer's Impediment Notice"). In such event, Seller, in Seller's sole discretion, may elect to either (i) terminate this Contract for the subject Lot, or
          (ii) extend the date of the Second Closing or the Third Closing, as applicable, for such period of time as is necessary to allow the Permitting Impediment to be resolved so that Buyer will be able to obtain a building permit for the subject Lot. Seller shall notify Buyer of its election within ten (10) days after receipt of Buyer's Impediment Notice and if Seller elects option (ii), Seller shall notify Buyer of the length of the extension granted to Buyer. Buyer specifically acknowledges and agrees that (i) the Second Closing and Third Closing are not conditioned on Buyer actually obtaining a building permit for the improvements to be constructed on the second and third Lots and (ii) a Permitting Impediment shall not include any circumstance within Buyer's control, including without limitation, Buyer's failure to submit a plan for permitting or Buyer's failure to modify its plan to accommodate the governmental authorities' requirements relating to Buyer's plans specifically.

     C. Notwithstanding anything herein to the contrary, provided that Buyer satisfies the time requirements outlined in subparagraphs (A) and (B) above, Buyer shall have the right to acquire the membership interests in NBP 221, LLC, NBP 211, LLC and NBP 201, LLC in any order which it desires.

     D. Buyer shall give Seller sixty (60) days advance written notice of its desired closing date(s) (the "Acquisition Notice") and the closing(s) shall occur in the Baltimore metropolitan area as agreed upon between Buyer and Seller.

5.   PURCHASE PRICE AND DEPOSIT.

     A. The purchase price for the membership interests acquired in the First Closing shall be an amount equal to the product of $22.50 multiplied by the greater of (i) the gross square feet of area contained in the building to be constructed on such Lot, as shown on the plans to be submitted to the governmental authorities to obtain the requisite building permits, or (ii) 120,000 square feet.

     B. If the Second Closing and/or the Third Closing occur on or before April 30, 2000, the purchase price for the respective membership interests shall be an amount equal to the product of $22.50 multiplied by the greater of (i) the gross square feet of area contained in the building to be constructed on such Lot, as shown on the plans to be

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          submitted to the governmental authorities to obtain the requisite building permits, or (ii) 120,000 square feet. Notwithstanding anything herein to the contrary, if both the Second Closing and Third Closing occur on or before April 30, 2000, if necessary, the purchase price at the Third Closing shall be reduced so that in no event shall Buyer have paid a total purchase price for the Properties, in an amount which is greater than the greater of (a) Eight Million One Hundred Thousand Dollars ($8,100,000.00) (which is determined by $22.50 multiplied by 360), or (ii) an amount which is the amount of the total gross square feet of the buildings to be constructed on the Properties multiplied by $22.50.

     C. If the Second Closing and/or the Third Closing occur after April 30, 2000, the purchase price for the respective membership interests shall be the fair market value of comparable office sites in the Columbia/Baltimore-Washington International Airport region which are required to contain the density of approximately 120,000 square feet of improvements and the related amenities (i.e., parking spaces); however, the purchase price shall not be less than the purchase price paid for the most recent membership interests acquired by Buyer pursuant to this Contract. Buyer shall give Seller its statement of the fair market value simultaneously with its Acquisition Notice as required pursuant to SECTION 4(D). Within ten (10) days after receipt of the Acquisition Notice, Seller shall notify Buyer in writing if it accepts or rejects Buyer's statement of fair market value. If Seller disagrees with Buyer's statement of fair market value, the parties shall meet within ten (10) days after the date Buyer receives Seller's notice of rejection to attempt to agree on the fair market value. If Seller and Buyer are unable to agree on the fair market value at such meeting, Seller and Buyer shall immediately engage Lipman, Frizzell & Mitchell (the "Appraiser") to determine the fair market value of the applicable Lot within ten (10) days after its engagement and the Appraiser's determination shall be binding on the parties. Seller and Buyer shall each pay one-half (1/2) of the costs of the Appraiser.

     D. Notwithstanding anything herein to the contrary, Seller shall grant Buyer a credit against the Purchase Price to be paid at the First Closing (the "Credit") in an amount equal to two-thirds (2/3) of the actual costs incurred by or to be incurred by Buyer to construct the private storm drain lines which will serve all three (3) Lots, provided that (i) the Credit shall not exceed Forty Thousand Dollars ($40,000.00) and (ii) Buyer shall submit to Seller its budget, plans and computations of the actual costs incurred or to be incurred by Buyer as evidence for the Credit. The Purchase Price to be paid at the Second Closing and the Third Closing shall each be increased by one-half (1/2) of the amount of the Credit.


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     E.   After the parties have agreed on the purchase price pursuant to the provisions of this Section, Seller and Buyer shall enter into an amendment to this Contract which confirms the purchase price of the applicable membership interests.

     F. At each of the Closings, Buyer shall pay Seller, in cash or by certified, cashier's, treasurer or title company check, or by wire transfer, the Purchase Price determined for each of the membership interests.

6. SEWER AND WATER PREPAID REIMBURSEMENTS. At Closing, in addition to the Purchase Price, Buyer shall reimburse Seller for all prepaid water and sewer connection fees associated with each Lot, in consideration of obtaining vouchers from Seller to deliver to the County as part of the building permit process sufficient for the proposed development.

7. SPECIAL TAXING DISTRICT. Buyer and Seller shall sign the disclosure regarding the National Business Park Special Taxing District attached hereto as EXHIBIT B and made a part hereof by this reference.

8. RESTRICTIVE COVENANTS. Buyer acknowledges and agrees that the Lots are or will be subject to any subsequent National Business Park Declaration of Covenants, Conditions and Restrictions and Architectural Guidelines. Prior to recordation of such restrictions, Buyer shall have an opportunity to review and approve such restrictions, such approval not to be unreasonably withheld, conditioned or delayed.

9.   CONDITION OF LOTS AND TEMPORARY EASEMENT.

     (A) Buyer agrees to accept the Lots in accordance with the mass grading plans prepared by John E. Harms & Associates, Inc., entitled "The National Business Park Lots 4RA, 5RR, 8R-10R & 16R-20R G.P. 02006648" dated August, 1998, as shown as Sheet 8 on such plan. Seller, at Seller's expense, shall compact the soil on the Lots to at least 95% of the maximum dry density as determined by ASTM D 1557.

     (B) Where available, Seller shall make available additional fill material to assist Buyer in achieving its desired final grades for development. If Seller determines that excess fill material is available for Buyer's use as a result of Seller' s grading for the improvement of Guilford Road at the right-in/right-out area near Route 32, Seller shall notify Buyer of such availability in which event, (i) Buyer, at Buyer's expense, shall have the right to supply the trucks to transport the fill material and (ii) Seller, at Seller's expense, shall load the fill material on to the trucks. It is anticipated that approximately 5,000 to 7,000 yards of fill material will be taken in an efficient manner.

     (C) Prior to the closings, Seller, at Seller's expense, shall maintain the sediment control


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system serving the Lots. After the closings, Buyer, at Buyer's expense, shall maintain the sediment control system serving the Lots.

     (D) Seller, at Seller's expense, shall fully complete the construction and final paving of Phoenix Road on or before May 1, 2000 and shall extend the utility lines for the sanitary sewer and stormdrains to the boundary of the Properties on or before March 1, 2000.

     (E) After the First Closing, Seller hereby grants Buyer a temporary easement over the two (2) Lots which Buyer has not yet purchased for the purposes of staging its construction materials, including, without limitation, a construction trailer, and for the construction and operation of a hauling road for construction materials. Buyer, at Buyer's expense, shall maintain and keep the staging areas and the hauling road in good condition and repair and shall remove any debris and unused construction materials if there is a period of time when Buyer is not in the process of constructing any improvements on the Lots previously acquired by Buyer. Buyer shall maintain the insurance policies described in SECTION 11 below in connection with any of the Lots on which Buyer exercises its easement rights. If Buyer or any of Buyer's agents, invitees or licensees causes, directly or indirectly, any adverse impact on the sediment control system serving the Lots or easement prior to the closings, including, but not limited to, any violations of laws, Buyer, at Buyer's sole cost and expense, shall be required to restore the sediment control system to its condition prior to the adverse impact and shall cure any such violations as promptly as possible.

10. PERMITTING PROCESS. Seller shall cooperate with Buyer during the permitting process, including, without limitation, obtaining the grading permit and building permit, and to such end, Seller agrees that if a permit application is filed prior to the acquisition by Buyer of a particular Lot, Seller shall execute the permit application in the name of the limited liability company. However, in no event whatsoever, shall Seller or any entity related to or affiliated with Seller be required to post any type of security or collateral for the development obligations relating to the permit applications.

11. RIGHT TO INSPECT. From and after execution of this Contract by both Buyer and Seller, Buyer and Buyer's consultants shall have the right to enter upon the Properties and each parcel comprising same and conduct, at Buyer's sole expense, any engineering tests, development and land use studies, environmental analysis, soil tests, topographical and other surveys, wetlands and flood plain delineations, and other surveys, tests and studies (collectively, "Site Investigations") as Buyer deems necessary. Buyer shall give Seller at least five
(5) day's notice of its desire to enter the Properties to inspect and Buyer shall coordinate the scheduling of such inspection with Seller, taking into account any work Seller may be performing on the Properties. All lands, trees, shrubs, grass and field areas shall be restored as closely as possible to their pre-test conditions. Buyer and its consultants shall enter and test the Properties at their own risk; and Buyer and/or its consultants shall carry adequate commercial general liability insurance of not less than $1,000,000 combined single


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limit naming Seller as an additional insured. Buyer and/or its consultants shall provide Seller with a certificate evidencing such insurance promptly upon execution of this Contract and at such times as such coverage is renewed. Further, Buyer shall indemnify and save Seller harmless from any and all suits, claims of injuries and judgments, and reasonable attorney's fees, in any way arising out or such entry and testing of the Properties, which indemnification and obligation to hold the Seller harmless shall survive any termination of this Contract.

12. TITLE TO THE LOTS. At each of the Closings, title to the Lot owned by the limited liability company which is being sold shall be good and marketable, free of all liens, encumbrances, encroachments and easements other than the Permitted Encumbrances (as hereinafter defined) and the liens and encumbrances set forth below which are acceptable to Buyer and shall not constitute and impediment to good and marketable fee simple title and possession of the portions of Property then being transferred shall be given to Buyer free of all tenancies or other rights of use or occupancy:

        (i) easements and rights of way to Anne Arundel County or public utility companies existing as of Closing, including but not limited to, the pumping station access road;

        (ii) easements and rights of way shown on the original subdivision plat or the resubdivision plat of the Lot;

        (iii) easements and rights of way which as of the date of this Contract may be observed by an inspection of the Lot.

        (iv) the Declaration of Covenants, Conditions and Restrictions for National Business Park which shall be recorded among the Land Records of Anne Arundel County, Maryland prior to Closing (the "Declaration");

        (v) use or benefit charges assessed for public or private water and sewer facilities and taxes not delinquent;

        (vi) zoning and building restrictions and other laws, ordinances and regulations of governmental bodies having jurisdiction over the Lot; and

        (vii) obligations undertaken by Seller in connection with the approval of the resubdivision plat of the Lot, including public works agreements, utility agreements, inspection agreements and other agreements and commitments related to such resubdivision.

     Within sixty (60) days prior to the anticipated closing, Buyer, at Buyer's expense, shall have the title to the portion of the Properties which is the subject of the closing examined by a reputable


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title insurance company and have such title insurance company issue a title insurance commitment (the "Title Commitment") to assure Buyer that, as of the examination date, title to the particular portion of the Properties is good and marketable and insurable at ordinary prevailing title insurance rates and that any exceptions to title contained in the Title Commitment are acceptable to Buyer. On or before that date which is thirty (30) days prior to the anticipated closing, Buyer shall provide to Seller a copy of the Title Commitment and either advise Seller in writing that all exceptions to title contained in the Title Commitment are acceptable to Buyer or advise Seller in writing of those exceptions to title contained in the Title Commitment that are unacceptable to Buyer; provided, however, that Buyer shall be required to accept all Permitted Encumbrances. Failure of Buyer to examine title or to advise Seller of the acceptability of title within the time periods required hereunder shall be deemed an acceptance of all title matters. Within fifteen (15) days after receipt of a notice from Buyer advising Seller that certain title exceptions are unacceptable to Buyer, Seller shall notify Buyer whether Seller will cure any of the unacceptable title exceptions. Failure of Seller to provide notice within such time period shall be deemed an election by Seller not to cure the unacceptable title exceptions. If Buyer has timely notified Seller of unacceptable title matters then, unless Seller has timely elected to cure such title exceptions as provided hereunder, Buyer, by written notice to Seller, may, within fifteen (15) days after expiration of the time period for Seller to elect to cure, either waive such unacceptable title exceptions (in which case such exceptions shall be deemed acceptable to Buyer) or terminate this Contract as to those portions of the Property. Failure of Buyer to notify Seller in such fifteen (15) days period shall be deemed an election by Buyer to waive the unacceptable title exceptions. If Seller notifies Buyer that Seller will cure any unacceptable title exception, then Seller shall be obligated to promptly and, in all events, prior to the applicable Closing, proceed to cure such title exception in such manner that the defect or objection to the title will not appear in the Buyer's title insurance policy. All exceptions to title accepted by Buyer or deemed to be accepted by Buyer under the provisions of this paragraph shall also constitute "Permitted Encumbrances." Notwithstanding the foregoing, from and after the date hereof, except as otherwise permitted hereunder, Seller shall not change or permit to be changed title to the Property or any portion thereof in a manner which would materially prevent or interfere with the development of the separate parcels comprising the Properties. Nothing herein shall preclude Seller from placing liens on the Properties in connection with financings or refinancings, it being understood that it is the obligation of Seller to remove such liens with respect to Properties being purchased by Buyer hereunder at the time of the applicable Closing.

13. CLOSING ADJUSTMENTS. All costs, including taxes, insurance and any and all costs relating to the ownership of the Lots and each portion of same shall be borne by Seller until time of any Closing hereunder. All taxes, general or special, and all other public, governmental or other assessments against each parcel comprising the Properties payable on an annual basis are to be adjusted and apportioned as of the date of Closing as to each Lot then being transferred and are to be assumed and paid after Closing by Buyer. The costs of all recordation taxes and transfer taxes shall be split and paid equally by Buyer and Seller. All other closing costs incurred by Buyer,


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including, without limitation, recording charges, document preparation charges, notary fees and title insurance premiums shall be paid by Buyer. Seller and Buyer shall each pay their respective legal costs.

14. CLOSING DOCUMENTS. At each Closing hereunder, Seller shall execute and deliver to Buyer the following:

     (A) An Assignment of Limited Liability Company Interests in a form acceptable to Seller and Buyer;

     (B) A Certificate of Good Standing for the limited liability company of which Buyer is acquiring the membership interests;

     (C) Certified Copies of the Articles of Organization and Operating Agreement for the limited liability company in which Buyer is acquiring the membership interests;

     (D) an affidavit, in form sufficient to satisfy all Internal Revenue Service requirements, stating that Seller is not a "foreign person" (as defined by the Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder) so that Buyer is not legally required to withhold any portion of the Purchase Price then being paid at any Closing hereunder; and

     (E) any other documents as reasonably requested by Buyer, which are necessary to effect the transactions set forth herein in accordance with the terms set forth herein.

15. RISK OF LOSS. Each of the Lots are to be held at the risk of the Seller until legal title has passed.

16. SELLER'S WARRANTIES AND REPRESENTATIONS. Seller warrants, represents and covenants to Buyer the following items which are true in all material respects and shall be deemed to have been restated at the time of each Closing hereunder, to the extent applicable:

        (a) As of the date hereof Seller is the sole owner of fee simple title to the Lots, and will not have entered into any contract of sale, option agreement, right of first refusal or other agreement for the sale of any part of the Properties. As of the date of each Closing, the limited liability companies formed by Seller will be the sole owners of fee simple title to the Lots and such limited liability companies will not have entered into any contract of sale, option agreement, right of first refusal or other agreement for the sale of any part of the Properties.


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        (b) Seller has full power and authority to execute, deliver and perform this Contract in accordance with its terms.

        (c) To Seller's knowledge, as of the date of this Contract, the Property is zoned to permit its use for office and warehouse purposes and Seller shall not join in or consent to any change in the zoning of the Properties which would prohibit its use for office and warehouse purposes.

        (d) To the best of Seller's actual knowledge, there are no underground storage tanks on the Properties.

        (e) To the best of Seller's actual knowledge, Seller has not used, generated, stored or disposed, and from and after the date of this Contract, except to the extent consistent with current real estate industry practices for such type of property, consistent with use of the Properties for office and warehouse purposes, and permitted under governmental regulations, will not use, generate, store or dispose, on, under or about the Properties any hazardous waste, toxic substance or related materials or any friable asbestos or substance containing asbestos.

     The foregoing warranties shall terminate as to a specific Lot twelve (12) months after the Closing on such Lot.

17. PERMITTED USE OF THE PROPERTIES. Buyer covenants and agrees that it will initially construct upon and put into use upon the Properties, in accordance with the terms hereof, (i) a minimum of 120,000 gross square feet of mid-rise office product on Lot 18RR and (ii) a minimum of 360,000 gross square feet of mid-rise office product in total on Lots 18RR, 19RR and 20RR (collectively, "Permitted Use"), subject to the restrictions contained in the Declaration.

18.  COOPERATION WITH SELLER IN CONTINUING DEVELOPMENT OF NATIONAL BUSINESS
PARK PROJECT. Buyer acknowledges that the Properties are a part of the larger National Business Park Project (the "Project") being developed by Seller concurrently with the Properties and that in order for Seller to obtain the necessary zoning for the Project, Seller made certain agreements and commitments with Anne Arundel County relating to the ongoing development and overall control of the Project. Buyer, accordingly, covenants and agrees with Seller that (i) it shall not knowingly violate the terms of the variances granted to Seller for the Project, (ii) it shall cooperate with Seller as to its agreements and commitments with Anne Arundel County as the same shall pertain to the Properties only, and (iii) it shall cooperate with Seller's development efforts on land within the Project but outside the Properties, including the execution of any documents, plats agreements, easements, rights of way and other actions reasonably necessary or required by Seller or Anne Arundel County in connection with the subsequent development of the National Business Park, provided that Buyer shall not be obligated to expend its own funds in implementing this provision. Seller shall bear all expenses of


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such documentation or other actions required incidental to such development and shall hold Buyer harmless from all expenses, claims and liability associated with Buyer's cooperation efforts described herein.

     Buyer also covenants to allow Seller a right of entry onto the Properties at all reasonable times for activities associated with the above described development efforts, provided that Seller provides Buyer with prior notice of Seller's intent to enter upon the Properties and Seller shall not unreasonably interfere with Buyer's development activities on the Properties. In connection with such entry, Seller agrees that it shall be responsible for any damages to the Properties resulting from such operations and shall indemnify and hold Buyer harmless from all claims of any type arising out of Seller's entry onto the Properties for the purposes set forth herein.

19. USE, DEVELOPMENT AND CONSTRUCTION ON THE PROPERTIES. Buyer agrees to use and develop the Properties in accordance with the provisions set forth in this Contract and in conformity with:

     (i) the Declaration;

     (ii) the sediment control plans, the resubdivision plat and those roads, utilities, grading, storm water management and other related plans and documentation approved by Anne Arundel County in conjunction with the development of the Properties; and

     (iii) any design guidelines adopted for The National Business Park pursuant to the Declaration.

     In conjunction with development and construction on the Properties of the Permitted Use, Buyer agrees to abide in good faith with the following provisions:

     (i) Once construction has been commenced on a structure or other improvement same shall be completed as soon as reasonably practicable;

     (ii) During construction, Buyer shall cause the Properties to be kept reasonably clean and free of trash and building debris and, promptly after completion of a structure or other improvement, all trash and debris shall be removed. No dirt, trash or debris shall be dumped, discarded or left on any land owned by Seller, (subject to the temporary easement rights granted to Buyer pursuant to the provisions of SECTION 9(E) of this Contract) or any other person within the Project; and

     (iii) Buyer shall cause its agents and subcontractors and others to use reasonable care not to cause damage to, and not to deposit mud, dirt or debris on roads, curbing, gutters, sidewalks, roadbeds and unpaved rights of way.



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     Buyer shall be liable to Seller for all damage resulting from construction operations performed by Buyer or its agents and other than as provided herein shall promptly cause any such damage to be repaired at Buyer's cost and expense forthwith. If following notice by Seller to Buyer of such damages, Buyer fails within five (5) days to repair such damage, Seller may repair and/or correct such damages and charge Buyer for the actual cost of same plus fifteen percent (15%). Buyer agrees to pay such costs immediately upon receipt of an invoice for same. In the event Buyer's construction activities shall have been determined by Seller to have resulted in damage to any item in or portion of a public right-of-way or facility covered by a public works or utility agreement entered into by that party, said damage may be repaired by Seller and on completion shall be billed at cost plus fifteen percent (15%) to Buyer who shall immediately pay over to Seller said sum.

     In order to effectuate the above, Buyer agrees that Seller and its agents and employees shall have the right from time to time to enter upon the Properties without hindrance and to make such inspections as shall be deemed appropriate to determine if Buyer is complying with the terms of this Contract in general and in specific with those plats, plans, covenants and guidelines listed above.

20.  MISCELLANEOUS.

        (a) Seller and Buyer warrant that, in connection with this Contract, they have dealt with no broker, agent or other party who may be entitled to a commission or finder's fee, and each party agrees to indemnify the other from any claims or damages, including reasonable attorneys' fees, that the other may incur as a result of the violation of this warranty, which warranty and indemnification shall survive settlement and any termination of this Contract.

        (b) Any written notices required under the terms of this Contract shall be sent by Federal Express Delivery or other national overnight delivery service and addressed as follows:

To Buyer:                           Corporate Office Properties, L.P.
                                    8815 Centre Park Drive, Suite 400
                                    Columbia, Maryland 21045
                                    Attn: Dwight S. Taylor

with copies to:                     Corporate Office Properties Trust
                                    8815 Centre Park Drive, Suite 400
                                    Columbia, Maryland 21045
                                    Attn: Karen M. Singer, Esquire

To Seller:                          Jolly Acres Limited Partnership
                                    c/o Constellation Real Estate, Inc.
                                    8815 Centre Park Drive - Suite 104
                                    Columbia, MD 21045
                                    Attn: Steven S. Koren

with copies to:                     Constellation Power, Inc.
                                    111 Market Place, Suite 200
                                    Baltimore, Maryland 21202
                                    Attn: Dan R. Skowronski, Esquire

                                    Piper & Marbury, LLP
                                    36 South Charles Street
                                    Baltimore, Maryland 21201
                                    Attn: Stephen L. Owen, Esquire

Any party hereto may change its notice address by giving notice of such change in accordance with this paragraph. Notice shall be deemed to have occurred upon actual delivery.

        (c) Time shall be the essence of this Contract.

        (d) This Contract contains the final and entire agreement between the parties thereto, and neither party shall be bound by any terms, condition, statement or representation not herein contained. The Contract may not be modified or changed orally, but only by agreement in writing, signed by the party against whom enforcement of any such change is sought.

        (e) The Contract shall be governed by the laws of the State of Maryland. The titles of the paragraphs are inserted as a matter of convenience and for reference and in no way define, limit or describe the scope of this Contract or the intent of any provision hereof.

        (f) If Buyer fails to purchase the Properties as contemplated herein (other than as a result of a default by Seller under this Contract), Seller may avail itself of any and all rights and remedies at law or in equity, including, but not limited to, the right to (i) cancel this Contract, and (ii) enforce specific performance of this Agreement. Buyer specifically acknowledges and agrees that Seller's right to enforce specific performance of Buyer's obligations under this Contract constitutes a fundamental condition and material inducement to Seller's entering into this Contract. The exercise of any one of Seller's rights or remedies under this Contract shall not be deemed to be in lieu of, or a waiver of, any other right or remedy available to Seller.

        (g) If Seller fails to sell the Properties as contemplated herein (other than as a result of a default by Buyer under this Contract), Buyer may avail itself of any and all rights and remedies at law or in equity, including, but not limited to, the right to (i) cancel this Contract, and (ii) enforce specific performance of this Contract. The exercise of any one of Buyer's rights or remedies under this Contract shall not be deemed to be in lieu of, or a waiver of, any other right or remedy available to Buyer.

        (h) No requirement, obligation, remedy or provision of this Contract shall be deemed to have been waived, unless so waived expressly in writing or waived pursuant to other provisions of this Contract and any waiver of any breach of nonperformance of a continuing obligation on one occasion shall not be considered a waiver of any right to enforce such provision thereafter.

        (i) The obligations of Buyer set forth in this Contract that survive the Closings hereunder are intended to run with the land and Buyer agrees to execute in recordable form at the Closings, any and all agreements prepared by Seller, which Seller, acting in a reasonable manner, may wish to record in the Land Records of Anne Arundel County in connection therewith.

21. SUCCESSORS AND ASSIGNS. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer shall have the right to assign this Contract in whole or in part without the consent of Seller (i) to any entity controlled by, controlling, or under common control with Buyer or Corporate Office Properties Trust (where control shall mean owning directly or indirectly fifty percent (50%) or more of the voting stock or voting interest of such entity), or (ii) to any purchaser or transferee, or any entity controlled by, controlling, or under common control with any purchaser or transferee, of all or a portion of Buyer's real property within National Business Park. Buyer shall not have any other right to assign this Contract in whole or in part without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

22. COPT GUARANTY. As a material inducement to the Seller to enter into this Contract and without which the Seller would not enter into this Contract or close hereunder, Corporate Office Properties Trust, a Maryland real estate investment trust (the "Guarantor") does hereby unconditionally and continually guarantee the full and timely payment and performance of all obligations of the Buyer under this Contract. In the event of a default or failure on the part of the Buyer to pay or perform an obligation hereunder, the Seller may look to the Guarantor for payment and performance of all obligations of the Buyer, including, without limitation, Buyer's obligation to specifically perform its obligations under the Contract, and for the recovery of any loss or damage resulting from such default or failure without the necessity of prior exhaustion of remedies against the Buyer. The Guarantor acknowledges that it is a partner of the Buyer and will thereby receive a direct and material benefit as a result of Buyer's entering into this Contract. Accordingly, the

Guarantor acknowledges and agrees that the Buyer entering into this Contract with the Seller is adequate consideration to the Guarantor to give this payment and performance guaranty.

     IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Contract to be executed by its duly authorized representative on the day and year first above written.

WITNESS:                            JOLLY ACRES LIMITED PARTNERSHIP
                                    By:  CONSTELLATION REAL ESTATE, INC.,
                                         General Partner

/s/ Steven D. Kesler                By:  /s/ Steven S. Koren
--------------------------------         -----------------------------------
                                         Name:    Steven S. Koren
                                         Title:   Managing Director

WITNESS:                            CORPORATE OFFICE PROPERTIES, L.P.
                                    By:  Corporate Office Properties Trust,
                                         General Partner

/s/ Karen M. Singer                 By:  /s/ Roger A. Waesche, Jr.
--------------------------------         -----------------------------------
                                             Roger A. Waesche, Jr.
                                             Senior Vice President

STATE OF MARYLAND COUNTY OF HOWARD TO WIT:

     I HEREBY CERTIFY, that on this 9th day of September, 1999, before me, undersigned Notary Public of said State, personally appeared Steven S. Koren, who acknowledged himself to be the Managing Director of Constellation Real Estate, Inc., a Maryland corporation and General Partner of Jolly Acres Limited Partnership, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized Managing Director of said corporation by signing the name of the corporation himself as Managing Director.

     IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.

                                    [ILLEGIBLE]
                                    ------------------------------------
                                    Notary Public

My commission expires:  September 1, 2000

STATE OF MARYLAND COUNTY OF HOWARD TO WIT:

     I HEREBY CERTIFY, that on this 3rd day of September, 1999, before me undersigned Notary Public of said State, personally appeared ROGER A. WAESCHE, JR., known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, and acknowledged himself to the Senior Vice President of Corporate Office Properties Trust, the general partner of Corporate Office Properties L.P., a Delaware limited partnership and acknowledged that he executed the same for the purposes therein contained as the duly authorized Senior Vice President of said trust by signing the name of the trust by himself as Senior Vice President.

     IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.


                                    [ILLEGIBLE]
                                    ------------------------------------
                                    Notary Public

My commission expires:  February 2, 2002

                  JOINDER BY CORPORATE OFFICE PROPERTIES TRUST

     Corporate Office Properties Trust is executing this Contract to evidence its obligations under Section 22 of this Contract.

WITNESS:                            CORPORATE OFFICE PROPERTIES TRUST,


/s/ Karen M. Singer                 By:  /s/ Roger A. Waesche, Jr.
--------------------------------         -----------------------------------
                                             Roger A. Waesche, Jr.
                                             Senior Vice President

STATE OF MARYLAND COUNTY OF BALTIMORE TO WIT:

     I HEREBY CERTIFY, that on this 15th day of September, 1999, before me undersigned Notary Public of said State, personally appeared ROGER A. WAESCHE, JR., known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, and acknowledged himself to the Senior Vice President of Corporate Office Properties Trust, a Maryland real estate investment trust and acknowledged that he executed the same for the purposes therein contained as the duly authorized Senior Vice President of said trust by signing the name of the corporation himself as the Senior Vice President.

     IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.

                                         Zarae Pitts
                                         ------------------------------------
                                         Notary Public

My commission expires:  November 25, 2002

                                    EXHIBIT A
                  SUBDIVISION PLAT OF LOTS 18RR, 19RR AND 20RR